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                                                                     EXHIBIT 3.1

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                          THE WASHINGTON POST COMPANY

              INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE





                          CERTIFICATE OF INCORPORATION


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                        AS AMENDED THROUGH MAY 12, 1988





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                          CERTIFICATE OF INCORPORATION

                                       OF

                          THE WASHINGTON POST COMPANY

                        AS AMENDED THROUGH MAY 12, 1988

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     FIRST:  The name of the corporation (hereinafter called the Company) is

                          THE WASHINGTON POST COMPANY

     SECOND: The respective names of the County and of the City within the County in which the registered office of the Company is to be located in the State of Delaware are the County of New Castle and the City of Wilmington. The name of the registered agent of the Company is The Corporation Trust Company. The street and number of said registered office and the address by street and number of said registered agent is No. 100 West Tenth Street, in the City of Wilmington.

     THIRD: The nature of the business of the Company and the objects and purposes to be transacted, promoted or carried on by it are as follows:

          (1) To publish any newspaper owned by the Company as an independent newspaper dedicated to the welfare of the community and the nation, in keeping with the principles of a free press; and

          (2) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Notwithstanding any provision of this Certificate of Incorporation, the Company shall not have power to carry on the business of constructing, maintaining or operating public utilities within the State of Delaware; nor shall anything herein be deemed to authorize the Company to carry on any business or exercise any power in any state, district, territory, possession or country which under the laws thereof the Company may not lawfully carry on or exercise.

     FOURTH: The total number of shares of all classes of stock which the Company shall have authority to issue is 48,000,000, consisting of 1,000,000 shares of Preferred Stock, par value $1.00 per share (hereinafter called the Preferred Stock), 7,000,000 shares of Class A Common Stock, par value $1.00 per share (hereinafter called the Class A Stock), and 40,000,000 shares of Class B Common Stock, par value $1.00 per share (hereinafter called the Class B Stock, and the Class A Stock and the Class B Stock being hereinafter collectively called the Common Stock).

     The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each class of stock of the Company which are fixed by this Certificate of Incorporation, and the express grant of authority to the Board of Directors to fix by resolution or resolutions the designations, and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock which are not fixed by this Certificate of Incorporation, are as follows:

A.   Preferred Stock

     (1) Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the initial issuance of shares of such series, and authority is





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expressly vested in the Board of Directors, by such resolution or resolutions providing for the initial issuance of shares of each series:

          (a) To fix the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

          (b) To fix (i) the dividend rate of such series, (ii) any limitations, restrictions or conditions on the payment of dividends, including whether dividends shall be cumulative and, if so, from which date or dates, (iii) the relative rights of priority, if any, of payment of dividends on shares of that series and (iv) the form of dividends, which shall be payable either (A) in cash only, or (B) in stock only, or
     (C) partly in cash and partly in stock, or (D) in stock or, at the option of the holder, in cash (and in such case to prescribe the terms and conditions of exercising such option), and to make provision in case of dividends payable in stock for adjustment of the dividend rate in such events as the Board of Directors shall determine;

          (c) To fix the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed by the Company;

          (d) To fix the amount or amounts payable upon the shares of such series in the event of any liquidation, dissolution or winding up of the Company and the relative rights of priority, if any, of payment upon shares of such series;

          (e) To determine whether or not the shares of such series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of such series and, if so entitled, the amount of such fund and the manner of its application;

          (f) To determine whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes of stock of the Company or shares of any other series of Preferred Stock, and, if made so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

          (g) To determine whether or not the shares of such series shall have any voting powers and, if voting powers are so granted, the extent of such voting powers; provided, however, that so long as any Class A Stock shall be outstanding the holders of the Class A Stock shall always have the absolute right under all conditions and circumstances to elect a majority of the directors; and provided, further, that the voting powers of all shares of Preferred Stock on all matters other than the election of directors shall be limited (except as otherwise provided by statute) to the right to vote pari passu with the holders of Class B Stock on such matters as the holders of the Class B Stock shall be entitled to vote. Subject to the foregoing and except as otherwise provided by statute, the holders of shares of Preferred Stock, as such holders, shall not have any right to vote in the election of directors or for any other purpose; and such holders shall not be entitled to notice of any meeting of stockholders at which they are not entitled to vote;

          (h) To determine whether or not the issue of any additional shares of such series or of any other series in addition to such series shall be subject to restrictions in addition to the restrictions, if any, on the issue of additional shares imposed in the resolution or resolutions fixing the terms of any outstanding series of Preferred Stock theretofore issued pursuant to this Section A and, if subject to additional restrictions, the extent of such additional restrictions; and

          (i) Generally to fix the other rights, and any qualifications, limitations or restrictions of such rights, of such series; provided, however, that no such rights, qualifications, limitations or restrictions shall be in conflict with this Certificate of Incorporation or any amendment hereof.






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     (2)  Before any dividends shall be declared or paid or any distribution ordered or made upon the Common Stock (other than a dividend payable in Common Stock), the Company shall comply with the dividend and sinking fund provisions, if any, of any resolution or resolutions providing for the issue of any series of Preferred Stock any shares of which shall at the time be outstanding. Subject to the foregoing sentence, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors.

     (3) Upon any liquidation, dissolution or winding up of the Company, the holders of Preferred Stock of each series shall be entitled to receive the amounts to which such holders are entitled as fixed with respect to such series, including all dividends accumulated to the date of final distribution, before any payment or distribution of assets of the Company shall be made to or set apart for the holders of Common Stock; and after such payments shall have been made in full to the holders of Preferred Stock, the holders of Common Stock shall be entitled to receive any and all assets remaining to be paid or distributed to stockholders and the holders of Preferred Stock shall not be entitled to share therein. For the purposes of this paragraph, the voluntary sale, conveyance, lease, exchange or transfer of all or substantially all the property or assets of the Company or a consolidation or merger of the Company with one or more other corporations (whether or not the Company is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

     (4) Subject to such limitations (if any) as may be fixed by the Board of Directors with respect to such series of Preferred Stock in accordance with paragraph (1) of this Section A, Preferred Stock of each series may be redeemed at any time in whole or from time to time in part, at the option of the Company, by vote of the Board of Directors, at the redemption price thereof fixed in accordance with said paragraph (1). If less than all the outstanding shares of Preferred Stock of such series are to be redeemed, the shares to be redeemed shall be determined in such manner as the Board of Directors shall prescribe. At such time or times prior to the date fixed for redemption as the Board of Directors shall determine, written notice shall be mailed to each holder of record of shares to be redeemed, in a postage prepaid envelope addressed to such holder at his address as shown by the records of the Company, notifying such holder of the election of the Company to redeem such shares and stating the date fixed for the redemption thereof and calling upon such holder to surrender to the Company on or after said date, at a place designated in such notice, his certificate or certificates representing the number of shares specified in such notice of redemption. On and after the date fixed in such notice of redemption, each holder of shares of Preferred Stock to be redeemed shall present and surrender his certificate or certificates for such shares to the Company at the place designated in such notice and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on the records of the Company as the holder of the shares designated for redemption. In case less than all the shares represented by any such certificate are redeemed a new certificate shall be issued representing the unredeemed shares. From and after the date fixed in any such notice as the date of redemption (unless default shall be made by the Company in payment of the redemption price) all dividends on the shares of Preferred Stock designated for redemption in such notice shall cease to accrue and all rights of the holders thereof as stockholders of the Company, other than to receive the redemption price, shall terminate and such shares shall not thereafter be transferred (except with the consent of the Company) on the books of the Company and such shares shall not be deemed to be outstanding for any purpose whatsoever. At any time after the mailing of any such notice of redemption the Company may deposit the redemption price of the shares designated therein for redemption with a bank or trust company in the Borough of Manhattan, City and State of New York, or in the City of Washington, D. C., having capital and surplus of at least $25,000,000, in trust for the benefit of the respective holders of the shares designated for redemption but not yet redeemed. From and after the making of such deposit the sole right of the holders of such shares shall be the right either to receive the redemption price of such shares on and after such redemption date, or, in the case of shares having conversion rights, the right to convert the same at any time at or before the earlier of the close of business on such redemption date or such prior date and time at which the right to convert shall have expired; and except for these rights, the shares of Preferred Stock so designated for redemption shall not be deemed to be outstanding for any purpose whatsoever.






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     (5)  Shares of any series of Preferred Stock which have been redeemed
(whether through the operation of a sinking fund or otherwise) or purchased by the Company, or which, if convertible, have been converted into shares of stock of the Company of any other class or classes, may, upon appropriate filing and recording to the extent required by law, have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of such series or of any other series of Preferred Stock, subject to such limitations (if any) as may be fixed by the Board of Directors with respect to such series of Preferred Stock in accordance with paragraph (1) of this Section A.

B.   Common Stock

     (1) Except as otherwise provided by (a) the Board of Directors in fixing the voting rights of any series of the Preferred Stock in accordance with Section A of this Article FOURTH, (b) this Section B or (c) statute, voting power in the election of directors and for all other purposes shall be vested exclusively in the holders of Class A Stock. Any director elected by the holders of Class A Stock (and any successor to such director) shall be subject to removal without cause and to replacement from time to time by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Class A Stock. Every holder of stock of a class entitled to vote upon a matter shall be entitled to one vote for each share of stock of such class standing in his name upon the books of the Company. Except as otherwise provided by this Section B and by Section C of this Article FOURTH, there shall be no distinction whatever between the rights accorded to the holders of Class A Stock and Class B Stock.

     (2) Holders of Class B Stock shall be entitled to vote as specified below:

          (a) with regard to the election of directors, holders of Class B Stock shall be entitled, voting separately as a class, to elect 30 percent of the directors (rounding the number of such directors to the next highest whole number if such percentage is not equal to a whole number of directors) and no more, to remove any director elected by the holders of Class B Stock (and any successor to such director) and, in the manner provided in the by-laws of the Company, to replace any director so removed; and

          (b) upon the following transactions, but only to the extent that any national securities exchange on which the Class B Stock shall be listed shall require a vote of the Class B Stock as a condition to the listing on such exchange of the shares to be issued in such transaction, the holders of Class B Stock shall be entitled to vote as a separate class, and the holders of any series of Preferred Stock which shall be entitled to vote thereon shall be entitled to vote together with the holders of Class B Stock as a separate class; provided, however, that if any such vote by the holders of Class B Stock shall be required as provided in this paragraph
     (b), the holders of Class A Stock, in addition to their powers under any other provision of this Article FOURTH, shall be entitled to vote thereon separately as a class, and in such event approval under this paragraph (b) shall require the affirmative vote of each such class:

              (i) the reservation of any shares of capital stock of the Company for issuance upon the exercise of options granted or to be granted to officers, directors or key employees; and

              (ii) the acquisition of the stock or assets of another company if either:

                  a. any director, officer or holder of 10% or more of the shares of any class of voting stock of the Company has an interest, directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction;

                  b. the issuance or potential issuance of Common Stock and/or securities convertible into Common Stock in the transaction could result in an increase of 20% or more in the aggregate outstanding shares of Common Stock; or






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                  c.  the aggregate market value of the Common Stock issuable or potentially issuable and of any other consideration to be paid in the transaction equals 20% or more of the aggregate market value of the shares of Common Stock outstanding immediately prior to the transaction.

If at any time there shall not be any Class A Stock outstanding, the provisions of this Certificate of Incorporation which provide limited and separate voting rights for the holders of the Class B Stock shall cease to be of any effect, and such holders shall thereafter have general voting power in the election of directors and in all other matters upon which stockholders of the Company are entitled to vote pursuant to this Certificate of Incorporation, the by-laws of the Company or statute.

     (3) A holder of shares of Class A Stock shall be entitled at any time and from time to time to convert any or all such shares held by him into shares of Class B Stock in the ratio of one share of Class B Stock for one share of Class A Stock. Each conversion of shares of Class A Stock into shares of Class B Stock made pursuant to the provisions of this paragraph (3) shall be effected by the surrender of the certificate representing the shares to be converted at the office of the Secretary of the Company (or at such additional place or places as may from time to time be designated by the Secretary or any Assistant Secretary of the Company) in such form and accompanied by all stock transfer tax stamps, if any, as shall be requisite for such transfer, and upon such surrender the holder of such shares shall be entitled to become, and shall be registered on the books of the Company as, the holder of the number of shares of Class B Stock issuable upon such conversion, and each such share of Class A Stock shall be converted into one share of Class B Stock, as the Class B Stock shall then be constituted, and thereupon there shall be issued and delivered to such holder or other named person, as the case may be, promptly at such office or other designated place, a certificate or certificates for such number of shares of Class B Stock.

     (4) Upon the affirmative vote or the written consent of the holders of a majority of the outstanding shares of Class A Stock, all or any part of the entire class of outstanding Class A Stock shall be converted, effective upon the date specified in such vote or consent, into shares of Class B Stock in the ratio of one share of Class B Stock for one share of Class A Stock. Any conversion pursuant to this paragraph (4) of less than all the outstanding shares of Class A Stock shall be effected through the conversion of an equal percentage of such shares held by each holder of Class A Stock (including any holder who shall not have given his affirmative vote or written consent). Any fractional share of Class A Stock resulting from the application of such percentage shall not be eliminated and shall exist as a fractional share of Class A Stock and the holder thereof shall be entitled to exercise voting rights, to receive dividends thereon, to participate in any of the assets of the Company in the event of liquidation and to all other rights in respect of Class A Stock to the extent of such fractional share; but any fractional share of Class B Stock shall be eliminated and in lieu thereof the Company shall issue scrip or pay cash as provided in paragraph (5) of this Section B. Upon the effective date of any conversion pursuant to this paragraph (4), certificates representing the shares of Class A Stock so converted shall thereafter represent a like number of shares of Class B Stock, and each holder thereof shall be registered on the books of the Company as the record holder of such number of shares of Class B Stock. Upon presentation and surrender of said certificates at the office of the Secretary of the Company (or at such additional place or places as may from time to time be designated by the Secretary or any Assistant Secretary of the Company) the Company shall issue or cause to be issued certificates representing the whole number of shares of Class B Stock resulting from such conversion, and shall issue scrip or pay cash in lieu of any fractional share eliminated upon such conversion, and shall issue or cause to be issued certificates representing the number of whole shares and any fractional shares of Class A Stock remaining after such conversion.

     (5) Fractional shares of Class A Stock shall be issued upon and in connection with any conversion, split-up, merger, consolidation, reclassification, stock dividend or other change in so far as the same shall affect Class A Stock. A certificate for a fractional share of Class A Stock so issued shall entitle the holder to exercise voting rights, to receive dividends thereon, to participate in any of the assets of the Company in the event of liquidation and to all other rights in respect of Class A Stock to the extent of such fractional share. No fractional share of stock of any other class of the Company now or hereafter authorized shall be issuable upon or in connection with any other conversion, split-up, merger, consolidation, reclassification, stock






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dividend or change involving stock of such other class; in lieu of any such fractional share, the person entitled to an interest in respect of such a fractional share shall be entitled, as determined from time to time by the Board of Directors, to either (i) a scrip certificate for such fractional share with such terms and conditions as the Board of Directors shall prescribe or
(ii) the cash equivalent of any such fractional share based upon the market value of shares of such class at the date on which rights in respect of any such fractional share shall accrue, as determined in good faith by the Board of Directors.

     (6)  Subject to the prior rights of the holders of the Preferred
Stock contained in this Article FOURTH, when and as dividends are declared, whether payable in cash, in property or in shares of stock of the Company (except as hereinafter provided in this paragraph (6)), the holders of Class A Stock and the holders of Class B Stock shall be entitled to share equally, share for share, in such dividends. A dividend payable in shares of Class A Stock to the holders of Class A Stock and in shares of Class B Stock to the holders of Class B Stock shall be deemed to be shared equally among both classes. No dividends shall be declared or paid in shares of Class A Stock except to holders of Class A Stock, but dividends may be declared and paid, as determined by the Board of Directors, in shares of Class B Stock to all holders of Common Stock.

     (7) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, after payment shall have been made to the holders of the Preferred Stock of the full amount to which they shall be entitled pursuant to paragraph (3) of Section A of this Article FOURTH, the holders of Common Stock shall be entitled, to the exclusion of the holders of the Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Company available for distribution to its stockholders.

C.   Issuance of Stock; Negation of Preemptive Rights

     Without the affirmative vote or written consent of the holders of a majority of the outstanding shares of Class A Stock, the Company shall not issue or sell any shares of Class A Stock or any obligation or security that shall be convertible into, or exchangeable for, or entitle the holder thereof to subscribe for or purchase, any shares of Class A Stock. Except as expressly provided in this Section C or as the Board of Directors in its discretion may by resolution determine, no holder of stock of the Company of any class shall have any right to subscribe for or purchase any shares of stock of the Company of any class now or hereafter authorized or any obligations or securities which the Company may hereafter issue or sell that shall be convertible into, or exchangeable for, or entitle the holders thereof to subscribe for or purchase, any shares of any such class of stock of the Company.

D.   Rights or Options

     Subject to Section C of this Article FOURTH, the Company shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Company, rights or options entitling the holders thereof to purchase from the Company any shares of its capital stock of any class or classes at the time authorized, such rights or options to be evidenced by or in such instrument or instruments as shall be approved by the Board of Directors. The terms upon which, the time or times, which may be limited or unlimited in duration, at or within which, and the price or prices at which any such rights or options may be issued and any such shares may be purchased from the Company upon the exercise of any such right or option shall be such as shall be fixed and stated in a resolution or resolutions adopted by the Board of Directors providing for the creation and issue of such rights or options, and, in every case, set forth or incorporated by reference in the instrument or instruments evidencing such rights or options. In the absence of actual fraud in the transaction, the judgment of the Board of Directors as to the consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive.

E.   Unclaimed Dividends

     Any and all right, title, interest and claim in or to any dividends declared, or other distributions made, by the Company, whether in cash, stock or otherwise, which are unclaimed by the stockholder entitled






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thereto for a period of three years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends or other distributions in the possession of the Company, its transfer agents or other agents or depositories shall at such time become the absolute property of the Company, free and clear of any and all claims of any persons or other entities whatsoever.

     FIFTH: The private property of the stockholders of the Company shall not be subject to the payment of corporate debts to any extent whatsoever.

     SIXTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder of this corporation or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors, subject to the provisions of this Certificate of Incorporation, is expressly authorized and empowered:

          (a) To make, alter, amend or repeal the by-laws of the Company in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation, subject to the power of the stockholders to amend, alter or repeal the by-laws made by the Board of Directors or to limit or restrict the power of the Board of Directors so to make, alter, amend or repeal the by-laws; provided, however, that so long as any Class A Stock shall remain outstanding the minimum number of directors shall be the lowest number required for the holders of Class A Stock to have the absolute power under all conditions and circumstances to elect a majority of the directors.

          (b) Subject to the applicable provisions of the by-laws, to determine, from time to time, whether and to what extent and at what times and places and under what conditions and regulations the accounts and books and documents of the Company, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account or book or document of the Company, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution adopted by the Board of Directors or the stockholders of the Company entitled to vote in respect thereof.

          (c) Without the assent or vote of the stockholders, to authorize and issue obligations of the Company, secured or unsecured, to include therein such provisions as to redeemability, convertibility or otherwise, as the Board of Directors in its sole discretion may determine, and to authorize the mortgaging or pledging, as security therefor, of any property of the Company, real or personal, including after-acquired property.

          (d) To fix and determine, and to vary the amount of, the working capital of the Company; to determine whether any, and if any, what part of any, accumulated profits shall be declared in dividends and paid to the stockholders; to determine the time or times for the declaration and payment of dividends; to direct and to determine the use and disposition of any surplus or net profits over and






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above the capital stock paid in; and in its discretion the Board of Directors may use or apply any such surplus or accumulated profits in the purchase or acquiring of bonds or other pecuniary obligations of the Company to such extent, in such manner and upon such terms as the Board of Directors may deem expedient.

          (e) To sell, lease or otherwise dispose of, from time to time, any part or parts of the properties of the Company and to cease to conduct the business connected therewith or again to resume the same, as it may deem best.

     In addition to the powers and authorities hereinbefore or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the by-laws of the Company.

     EIGHTH: No contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for such reason, or solely because such director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes such contract or transaction, or solely because such director is counted in determining the presence of a quorum at such meeting and votes upon the authorization of such contract or transaction, if (a) the material facts as to such director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested members thereof, even though such disinterested members be less than a quorum, or (b) the material facts as to such director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of such stockholders, or (c) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

     NINTH:  Limitation of Liability; Indemnification.

A.   Limitation of Directors' Liability.

     To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Section A of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

B.   Indemnification.

     1. Right to Indemnification. The Company shall to the fullest extent permitted by applicable law as then in effect indemnify any person (the "Indemnitee") who was or is involved in any manner (including, without limitation, as a party or witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Company to procure a judgment in its favor) (a "Proceeding") by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Proceeding. Such indemnification shall be a contract right and shall include the right to receive payment in advance of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.

     2. Insurance, Contracts and Funding. The Company may purchase and maintain insurance to protect itself and any Indemnitee against any expenses, judgments, fines and amounts paid in settlement as specified in Section B-1 of this Article or incurred by any Indemnitee in connection with any Proceeding referred to in Section B-1 of this Article, to the fullest extent permitted by applicable law as then in effect. The Company may enter into contracts with any director, officer, employee or agent of the Company in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

     3. Indemnification Not Exclusive Right. The right of indemnification provided in this Article shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled, and the provisions of this Article shall inure to the benefit of the heirs and legal representatives of any person entitled to indemnity under this Article and shall be applicable to proceedings commenced or continuing after the adoption of this Article, whether arising from acts or omissions occurring before or after such adoption.

     4. Advancement of Expenses; Procedures; Presumptions and Effects of Certain Proceedings, Remedies. In furtherance but not in limitation of the foregoing provisions, the following procedures, presumptions and remedies shall apply with respect to advancement of expenses and the right to indemnification under this Article:

     (a) Advancement of Expenses. All reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding shall be advanced to the Indemnitee by the Company within 20 days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced if it should ultimately be determined that the Indemnitee is not entitled to be indemnified against such expenses pursuant to this Article.

     (b) Procedure for Determination of Entitlement to Indemnification. (i) To obtain indemnification under this Article, an Indemnitee shall submit to the Secretary of the Company a written request, including such documentation as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the "Supporting Documentation"). The determination of the Indemnitee's entitlement to indemnification shall be made not later than 60 days after receipt by the Company of the written request for indemnification together with the Supporting Documentation. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that the Indemnitee has requested indemnification.

     (ii) The Indemnitee's entitlement to indemnification under this Article shall be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors (as hereinafter defined), if they constitute a quorum of the Board of Directors; (B) by a written opinion of Independent Counsel (as hereinafter defined) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs; (C) by the stockholders of the Company entitled to vote (but only if a majority of the Disinterested Directors, if they constitute a quorum of the Board of Directors, presents the issue of entitlement to indemnification to such stockholders for their determination); or (D) as provided in Section B-4(c) of this Article.

     (iii) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section B-4(b)(ii) of this Article, a majority of the Disinterested Directors shall select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object.

     (c) Presumptions and Effect of Certain Proceedings. Except as otherwise expressly provided in this Article, the Indemnitee shall be presumed to be entitled to indemnification under this Article upon submission of a request for indemnification together with the Supporting Documentation in accordance with Section B-4(b)(i), and thereafter the Company shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under Section B-4(b) of this Article to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within 60 days after the receipt by the Company of the request therefor together with the Supporting Documentation, the Indemnitee shall be entitled to indemnification unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. The termination of any Proceeding described in Section B-1, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his conduct was unlawful.

     (d) Remedies of Indemnitee. (i) In the event that a determination is made pursuant to Section B-4(b) of this Article that the Indemnitee is not entitled to indemnification under this Article, (A) the Indemnitee shall be entitled to seek an adjudication of his entitlement to such indemnification either, at the Indemnitee's sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (B) any such judicial proceeding or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination; and (C) in any such judicial proceeding or arbitration the Company shall have the burden of proving that the Indemnitee is not entitled to indemnification under this Article.

     (ii) If a determination shall have been made or deemed to have been made, pursuant to Section B-4(b) or (c), that the Indemnitee is entitled to indemnification, the Company shall be obligated to pay the amounts constituting such indemnification within five days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or
(B) such indemnification is prohibited by law. In the event that (C) advancement of expenses is not timely made pursuant to Section B-4(a) or (D) payment of indemnification is not made within five days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section B-4(b) or (c), the Indemnitee shall be entitled to seek judicial enforcement of the Company's obligation to pay to the Indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Company may bring an action, in an appropriate court of the State of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in subclause (A) or (B) of this clause (ii) (a "Disqualifying Event"); provided, however, that in any such action the Company shall have the burden of proving the occurrence of such Disqualifying Event.

     (iii) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section B-4(d) that the procedures and presumptions of this Article are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Article.

     (iv) In the event that the Indemnitee, pursuant to this Section B-4(d), seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Article, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any expenses actually and reasonably incurred by him if the Indemnitee prevails in such judicial adjudication. If it shall be determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be prorated accordingly.

     (e)  Definitions.  For purposes of this Section B-4:

          (i) "Disinterested Director" means a director of the Company who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

          (ii) "Independent Counsel" means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent (A) the Company or the Indemnitee in any matter material to either such party or (B) any other party to the Proceeding giving rise to a claim for indemnification under this Article. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Delaware, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee's rights under this Article.

     5. Severability. If any provision or provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article (including, without limitation, all portions of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article (including, without limitation, all portions of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

     TENTH: To the extent deemed necessary or appropriate by the Board of Directors to enable the Company to engage in any business or activity directly or indirectly conducted by it in compliance with the laws of the United States of America as now in effect or as they may hereafter from time to time be amended, the Company may adopt such by-laws as may be necessary or advisable to comply with the provisions and avoid the prohibitions of any such law. Without limiting the generality of the foregoing, such by-laws may restrict or prohibit the transfer of shares of capital stock of the Company to, and the voting of such stock by, aliens or their representatives, or corporations organized under the laws of any foreign country or their representatives, or corporations directly or indirectly controlled by aliens or by any such corporation or representative.

     ELEVENTH: The Company reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereinafter amended are granted subject to the right reserved in this Article ELEVENTH.

                           CERTIFICATE OF DESIGNATION
                                       of
                            SERIES A PREFERRED STOCK
                                       of
                          THE WASHINGTON POST COMPANY


                 Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, The Washington Post Company (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

                 That, pursuant to the authority conferred upon the Board of Directors of the Company by Article Fourth of the Certificate of Incorporation of the Company, the Board of Directors of the Company on May 11, 1995, adopted the following resolution creating a series of Preferred Stock of the Company designated as Series A Preferred Stock:

         RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of Article Fourth of the Certificate of Incorporation of the Company, a series of Preferred Stock of the Company is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

                 SECTION 1. Designation and Number of Shares. The shares of such series shall be designated as "Series A Preferred Stock", par value $1.00 per share. The number of shares initially constituting the Series A Preferred Stock shall be 23,000. The number of authorized shares of Preferred Stock of the Company and of Series A Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) pursuant to the Certificate of Incorporation of the Company and the General Corporation Law of the State of Delaware without the affirmative vote of the holders of the outstanding shares of Series A Preferred Stock.

                 SECTION 2. Dividends. Subject to the prior and superior rights of the holders of shares of any series of Preferred Stock of the Company or other class of stock of the Company hereafter authorized which shall rank prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Company legally available therefor, quarterly dividends payable in cash on February 15, May 15, August 15 and November 15 of each year, or such other dates as the Board of Directors shall approve, in the amount of $20.00 per share (or a pro rata reduced amount if such shares have not been issued and outstanding for an entire quarter). Each such dividend shall be paid to the holders of record of shares of Series A Preferred Stock as they appear on the stock register of the Company on such record date, not exceeding 60 days preceding the payment date thereof, as shall be fixed by the Board of Directors. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 60 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Company. Holders of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends as provided herein. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

                 SECTION 3. Voting Rights. The holders of shares of Series A Preferred Stock shall not have any voting rights, either general or special, except as provided in Section 10 hereof and as may otherwise be required by law.

                 SECTION 4. Certain Restrictions. (a) Whenever quarterly dividends payable on shares of Series A Preferred Stock as provided in Section 2 are payable but in arrears for any prior quarter, thereafter and until all accrued and unpaid dividends, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not, unless full dividends (including any dividends in arrears) are contemporaneously declared and paid on shares of Series A Preferred Stock

          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; provided, that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for, or out of the net cash proceeds from the sale of, other shares of any such junior stock;

          (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock;

provided that the Company may at any time declare dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or any other stock of the Company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up.

                 (b) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (a) of this
Section 4, purchase or otherwise acquire such shares at such time and in such manner.

                 SECTION 5. Liquidation, Dissolution or Winding Up. (a) Subject to the prior and superior rights of the holders of shares of any series of Preferred Stock or other class of stock of the Company hereafter authorized which shall rank prior and superior to the shares of Series A Preferred Stock upon liquidation, dissolution or winding up, the holders of the shares of Series A Preferred Stock shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders, the amount of $1,000.00 per share, plus an amount equal to the sum of all accrued and unpaid dividends (whether or not earned or declared) for the then-current dividend period and all dividend periods prior thereto, upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

                 (b) Neither the sale of all or substantially all of the property and assets of the Company, nor the merger or consolidation of the Company into or with any other corporation nor the merger or consolidation of any other corporation into or with the Company shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 5.

                 (c) After the payment to the holders of the shares of Series A Preferred Stock of the full preferential amounts provided for in this
Section 5, the holders of the Series A Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Company.

                 (d) In the event the assets of the Company available for distribution to the holders of shares of Series A Preferred Stock, upon any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph (a) of this Section 5, no such distribution shall be made on account of any shares of any other series of Preferred Stock or other class of stock of the Company ranking as to any such distribution on a parity with the shares of Series A Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Series A Preferred Stock, ratably, in proportion to the full distributive amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

                 (e) Subject to the rights of the holders of the shares of any series or class of stock ranking on a parity with or prior to the shares of Series A Preferred Stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the shares of Series A Preferred Stock as provided in this Section 5, but not prior thereto, any other series or class of stock ranking junior to the shares of Series A Preferred Stock upon liquidation, dissolution or winding up shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the shares of Series A Preferred Stock shall not be entitled to share therein.

                 SECTION 6. Redemption. The shares of the Series A Preferred Stock shall not be redeemable prior to October 1, 2015. On and after October 1, 2015, the Company, at its option, may redeem shares of the Series A Preferred Stock, as a whole or in part, at any time or from time to time, at a redemption price per share of $1,000.00 plus, in each case, accrued and unpaid dividends thereon to the date fixed for redemption. The procedure for such redemption shall be in accordance with the provisions of Article Fourth of the Certificate of Incorporation of the Company. No interest, or sum of money in lieu of interest, shall be payable in respect of the amounts otherwise payable upon the redemption of any shares of Series A Preferred Stock not timely redeemed by the holder thereof.

                 SECTION 7. No Conversion Rights. The holders of shares of the Series A Preferred Stock shall not have any rights to convert such shares into or exchange such shares for shares of any other class or of any other series of any class of stock of the Company.

                 SECTION 8. Ranking; Right to Authorize Senior Series or Classes of Stock. The Company shall have the right at any time and from time to time to authorize and issue any series of Preferred Stock and other classes of stock which shall rank prior and superior to the Series A Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company, or both. In the absence of a provision expressly providing for such priority in the Certificate of Incorporation, as amended, or the Certificate of Designation providing for such series or classes, as applicable, all other series of Preferred Stock of the Company hereafter issued and all series of all other classes of capital stock of the Company hereafter authorized and issued which have a preference as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company shall rank pari passu with the Series A Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up of the Company.

                 SECTION 9. Reacquired Shares. Any shares of Series A Preferred Stock purchased, redeemed or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of Article Fourth of the Certificate of Incorporation.

                 SECTION 10. Amendment. None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided herein shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class.


                 IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed in its corporate name on this 22nd day of January 1996.


                                              THE WASHINGTON POST COMPANY,

                                                 by
                                                        /s/ John B. Morse, Jr.
                                                        ------------------------
                                                        Name: John B. Morse, Jr.
                                                        Title: Vice President

[Seal]


Attest:

/s/ Diana M. Daniels
----------------------
Name: Diana M. Daniels
Title: Secretary